Fourth Quarter 2003 Earnings
                                 Conference Call
                                October 28, 2003
                                 10:00 a.m. CDT


Charlie

Welcome, and thank you for joining us today for our fourth quarter earnings conference call.

Our remarks that follow, including answers to your questions, include statements that we believe to be "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act. These forward-looking statements are subject to risks that could cause actual results to be materially different. Those risks include, among others, matters that we have described in our Form 8-K filed with the SEC this morning and other filings with the SEC. Except as described in the Form 8-K, we disclaim any obligation to update these forward-looking statements, which may not be updated until our next quarterly earnings conference call, if at all.

Also, please note that today we will occasionally refer to estimates from our July 24, 2003 earnings conference call as our "previous estimates." Also, all per share results discussed in this call today are reported on a post-split basis with respect to the two-for-one stock split that was effective on August 13, 2003.

Bob, please lead off.

Bob

Welcome. Thank you for joining us today to discuss our fourth quarter and full year performance.

As we did throughout this fiscal year, we beat our earnings expectations during the final quarter of fiscal 2003. EPS of $2.16 for the year is above our guidance of $2.00 per share. And, to put that


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in perspective, I'll point out that we issued that guidance before deciding to retire our senior subordinated notes and incurring an $0.11 per share charge. We also increased our estimate of fiscal 2004 EPS to $2.45, up from $2.18 estimated on July 24, 2003.

We look back on fiscal 2003 as a year of strong performance, but also one in which we did not win a major defense contract - the FMTV program - then regrouped, right-sized our defense business and began moving forward again quickly and with purpose. We are a company of people driven to win, and the actions we took as a team following the loss demonstrate that more clearly than any words. Therefore, I'm particularly pleased not only with the results that the corporation delivered as a whole this year, but also with the way in which we have invested, reassessed and built a solid basis for continued performance in fiscal 2004 and beyond.

Defense

As a follow-up to my earlier comments, let me tell you that in fiscal 2003 our defense business delivered its strongest performance ever. Our operations took significant strides in improving the profitability of our Medium Tactical Vehicle Replacement ("MTVR") contract. In the fourth quarter, achieved production cost reduction initiatives allowed us to increase MTVR margins from 4.3% to 5.5%.

We expect the ongoing conflicts in Iraq and Afghanistan to continue for some months and remain a major factor within the defense market. Certainly, we wish that these military missions reach speedy and successful resolutions, but in the meantime, the active use of equipment in full-scale operations has increased near-term defense business. In particular, parts sales are strong and the parts backlog is at record levels. In addition, the extensive, harsh usage that Oshkosh trucks are going through may lead in the longer term to new requirements
- either for new equipment or remanufacturing - depending on funding.

In the United Kingdom, we are on schedule for current Ministry of Defence programs for both the Heavy Equipment Transporter and for


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the Wheeled Tankers. In fact, we're somewhat ahead of the curve since we exhibited a prototype Wheeled Tanker cab at the DSEi show in early September in London. In regard to the Support Vehicle program, it is currently under evaluation by the U.K. Ministry of Defence. If awarded this contract, we would build all the Support Vehicles, which are based on the proven MTVR design, at our Llantrisant location and provide more than 90% UK industrial participation.

Before we move on to the fire and emergency business, I want to touch on the highly successful exhibition that we had this year at AUSA in Washington. This is always a prime opportunity for reaching decision-makers within the defense community and this year was no exception. It was a technology showcase for Oshkosh. We had on display our ProPulse(R) hybrid electric drive HEMTT, remote diagnostics and our U.K. HET tractor.

Fire & Emergency

Pierce, our leading fire and emergency business, enjoyed higher year-over-year fourth quarter orders. This is particularly notable because we believe the industry, overall, was again down 10 to 15% in our fourth quarter as a result of continued municipal budget constraints.

Conditions were much the same in the ambulance market. We believe that the market overall suffered from a 10 to 15% decline, while Medtec closed the books on a good year with increased order volume.

The emerging market for homeland security-related apparatus among fire departments, law enforcement and state and local agencies remains clearly within our sights, as does our Contender(R) brand of value-priced fire apparatus. In the homeland security arena, we developed a marketing partnership with LDV, a leader in mobile command post interiors and communications integration, with the intent of providing a comprehensive and fully integrated product line. In addition, we expect the product development initiatives of


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2003 -- side roll protection, a new Arrow XT(TM) chassis for metropolitan departments, and a rear-mount rescue pumper - to provide fuel for new custom apparatus sales in fiscal 2004 and beyond.

Sales and profitability in the airport products area were both standouts during fiscal 2003. We anticipate that strength in airport products will again act as a buffer against the sluggish municipal fire apparatus market in fiscal 2004.

To summarize, our fire and emergency business ended the year on a positive note with solid quarterly performance in what can only be termed a soft market. Municipal markets will continue to present a challenge throughout fiscal 2004 given the current state of budgets and funding. However, both Pierce and Medtec have demonstrated their ability to maintain strong sales and profitability despite market pressures.

Commercial

In the commercial business, our most significant development is the progress that has occurred on the Revolution(TM) mixer. Although we have been talking about the Revolution mixer drum for more than a year, we are now producing this innovative product in the U.S. We have refined the design through extensive testing, and testing of the current configuration is extremely positive from both a performance and longevity perspective. One full shift is now operating at our newly completed U.S. facility, and we are in the process of adding a second shift. We are beginning to move down the learning curve in terms of production costs. The initial drums we produce will replace test units fielded last year that involved a first generation design, and shortly after that we will commence sales of the drum in the U.S.

The full-scale introduction of the Revolution mixer comes at a time that the concrete placement market appears to be on the mend. A pick up in unit order volume during the fourth quarter reinforced indications that the economy is in modest recovery. Therefore, I am optimistic about the benefits that the Revolution mixer will bring


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to both the top and bottom lines of our concrete placement business. We expect to see a modest contribution to earnings in the first quarter of fiscal 2004, and we expect this contribution to grow as the fiscal year unfolds.

Turning our attention to the refuse side of our commercial business, even though the economic recovery picture isn't as positive as in the concrete arena, I'm encouraged by the positive developments during the fourth quarter. Most significant was the receipt of a draft contract from Waste Management covering a large portion of their business over the next five years. We anticipate finalizing this agreement sometime during the first quarter of fiscal 2004, as these types of long-term contracts tend to require some time for negotiating details. While McNeilus had already been supplying to Waste Management, we believe this development is a vote of confidence in our ability to provide performance, price, delivery and service to a nationwide fleet of hauling operations.

In addition, I view the recent launch of new Geesink smooth-sided rear-loader, front-loader and side-loader refuse collection vehicles as a demonstration of the new level of cooperation between McNeilus and the Geesink Norba Group in engineering, purchasing and product development. This smooth-sided design not only dramatically updates the Geesink product line, but also provides a common platform for future product development both in Europe and the US. These models were well received by customers at the Entsorga exhibition in September and we expect them to begin to impact results in the second half of fiscal 2004.

Now I'll turn the call over to Charlie to review the financial results in more detail. Then, I'll sum up later.


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Charlie

Fourth Quarter Results

Our fourth quarter results brought this year to a close on a definite high note. Consolidated sales were up 6.5% compared to last year, with consolidated operating income margins of 8.6%, compared to margins of 6.6% last year. Consolidated operating income was $43.6 million, up 38.7% compared to last year.

Let's look at individual business segment results now, and I'll walk you through the large items impacting the results in each segment.

Fire and Emergency

First, fire and emergency sales decreased 3.3% to $132.1 million in the fourth quarter, and operating income was down 23.4% to $11.6 million, or 8.8% of sales. Lower sales due to weaker municipal spending and an adverse product mix caused most of the shortfall. Higher workers' compensation costs were the principal cause of a $0.9 million shortfall in operating income compared to our previous estimates.

Pierce`s orders increased in the fourth quarter compared to the same quarter last year in spite of a year-long trend of weakening fire apparatus industry orders due to state and municipal budget constraints. This order strength drove Pierce's year-end backlog up 4.9% compared to prior year, after being down 9.3% compared to prior year at the end of June 2003.

Defense

In defense, sales were up 18.3% to $199.2 million in the fourth quarter due to higher truck sales to international customers and higher parts sales resulting from the conflicts in Iraq and Afghanistan. Operating income rose 180.8% in the fourth quarter to $35.5 million. These results exceeded our July 24, 2003 estimates by


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$14.7 million. The biggest contributor to the higher operating income performance vs. prior year and previous estimates involved a $9.2 million cumulative catch-up adjustment to operating income on the Company's MTVR contract. As a result of positive cost performance, we increased MTVR margins during the quarter to 5.5%, up from 4.3% that we previously recognized. Earnings in the fourth quarter also significantly benefited from increased sales of higher-margin parts and heavy trucks, as well as lower bid and proposal spending.

Commercial

Compared to the prior year, sales in the commercial segment were up 2.7% in the fourth quarter to $179.1 million, while operating income was down 38.4% to $6.1 million. Unit sales volumes declined in all product lines during the fourth quarter, but segment sales increased due to a higher mix of package sales of truck bodies and purchased chassis and favorable translation of Geesink Norba Group sales into U.S. dollars due to strengthening of the euro. Operating income was substantially lower than our previous estimates and prior year due entirely to significant investments in engineering and development related to the planned roll-out of the Company's Revolution composite concrete mixer drum technology to new markets.

Orders in our rear-discharge concrete placement business declined slightly in the fourth quarter compared to the prior year, probably due to pre-buying in last year's fourth quarter of chassis with engines under old emission standards requirements. Rear-discharge orders were up modestly in September and October signaling some improvement in market conditions. At September 30, rear-discharge unit backlog was up 4.1% compared to prior year levels, while our front-discharge backlog was down 28.6%. Our front-discharge product line actually enjoyed a substantial order increase in the fourth quarter of fiscal 2003, but pre-buying of engines under old emissions standards in the third quarter of fiscal 2002 increased our backlog substantially last year.


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Domestic refuse body customers continued to restrain spending in the quarter, and we expect domestic refuse orders to remain soft through at least December 31, 2003. However, our domestic refuse unit backlog was up 56.0% at September 30, 2003 compared to prior year levels, primarily due to a very low backlog at September 30, 2002.

European refuse markets also remain extremely weak. Geesink Norba's backlog was down 25.1% at September 30, 2003 compared to prior year levels.

Corporate

At corporate, our operating expenses were up $3.3 million in the fourth quarter compared to the prior year due to higher variable incentive compensation, costs to implement the requirements of the Sarbanes-Oxley Act and investments in additional personnel and services. Net interest costs declined $1.0 million during the fourth quarter due to lower average borrowings.

Of particular note was our early repayment of the $100.0 million, 8 3/4% senior subordinated notes in September 2003. We completed the repayment with available cash and borrowings under the Company's revolving credit facility. This action helped to reduce total borrowings to $53.1 million at September 30, 2003, down $96.8 million from September 30, 2002. We reported a $6.3 million pre-tax charge in the fourth quarter in other non-operating expenses in connection with the early repayment. Importantly, we expect this early repayment to reduce fiscal 2004 interest expense by $6.5 million, and it eliminates financial covenants that substantially restricted the Company's ability to make foreign acquisitions.

We also were pleased during the fourth quarter to favorably settle a three-year income tax audit. We reported the effects of the settlement of $0.10 per share as a reduction to our income tax


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expense. The settlement in large part brought our effective tax rate down to
33.6% for the year.

Fiscal 2004 Outlook

Turning to fiscal 2004, I'd like to update our outlook. We are assuming no acquisitions in the estimates which follow.

We are estimating consolidated sales of $1.885 billion, down 2.1% from fiscal 2003 sales, but up $15.0 million from our previous estimates. We expect fire and emergency sales to be down 4.7% to $510.0 million. That's down $10.0 million from our previous expectations following a closer look at expected order rates. We expect Pierce sales to decline about 8.0% in fiscal 2004 due to municipal and state budget constraints. We believe industry shipment volumes may decline by over 10.0% due to the current weak order intake and long lead times in this market. We expect strong snow removal and aircraft rescue and firefighting vehicle sales to offset some of the weakness in our fire apparatus sales. We are projecting defense sales to decrease 11.0% to $585.0 million. That's up $25.0 million from our previous estimates due to higher anticipated parts sales arising from the conflicts in Iraq and Afghanistan, but down $72.1 million from fiscal 2003 as we expect MTVR sales to decline about $126.0 million in fiscal 2004. We expect higher international sales and higher sales under our Family of Heavy Tactical Vehicles contract to offset much of the decrease in MTVR sales. Now, our sales estimate could increase nearly $30 million if the U.S. Marine Corps funds a requirement for MTVR wreckers. Testing of the wreckers was successfully completed early. We expect the U.S. Marines' decision on this program in the next six months. In the commercial segment, we are continuing to project sales to grow to $800.0 million, or up 7.8%. We continue to be cautious about any economic recovery, but we are anticipating that the launch of our Revolution drum will spur some sales growth. We're projecting concrete placement sales growth of 7.5% in fiscal 2004, most of the increase coming from industry volume growth and the balance driven by higher pricing on the Revolution drum. We're


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projecting domestic refuse sales to increase 12.5% in fiscal 2004, largely resulting from increased business with the largest commercial waste haulers, while we expect municipal refuse spending to remain soft. We're estimating that Geesink Norba refuse sales will be up slightly in fiscal 2004 despite no projected recovery in European markets next year.

By quarter in fiscal 2004, we believe that these sales expectations by segment would result in consolidated sales of approximately $438.0 million in quarter one, $475.0 million in quarter two, $512.0 million in quarter three and $460.0 million in quarter four.

With respect to operating income, we are projecting consolidated operating income to be up about 9.9% to $142.0 million in fiscal 2004. By segment, we are projecting fire and emergency operating income to decline 4.9% to $49.5 million in fiscal 2004, which is largely consistent with the estimated sales decline in the segment. We are projecting defense operating income to decrease 3.2% to $66.5 million in fiscal 2004. This estimate is substantially above our previous estimate of $54.0 million. What accounts for this large increase? The two largest contributors involve our higher estimate of parts sales and the savings realized from rightsizing our defense business over the last six months. Additionally, our mix of heavy truck sales is more favorable than originally estimated and our defense operating income estimate now assumes MTVR contract margins of 5.5% in fiscal 2004. We continue to target higher margins over the contract life. A one percentage point increase in MTVR margins in fiscal 2004 would amount to $9.2 million in operating income, or $0.16 per share. Periodically, we monitor manufacturing cost performance and the durability of fielded trucks, among other factors, and adjust margins accordingly. Another important factor impacting our defense segment earnings in fiscal 2004 will be the status of a U.S. Marine Corp contract modification to fund wreckers on an MTVR chassis. We previously reported that such wrecker contract modification, if funded, would be recognized as a separate contract from the base MTVR contract. If funded, the modification would add nearly $30.0 million to our estimated sales in fiscal 2004 at higher margins than earned under the base MTVR


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contract. In the commercial segment, we are continuing to project operating income to increase to $56.0 million, or up 39.3%. We are projecting concrete placement operating income to be up 16.9% in fiscal 2004. We will ramp up the sale of Revolution drums slowly in fiscal 2004, during which we expect to sell about 1,000 Revolution drums. We expect domestic refuse operating income to more than double in fiscal 2004, from a low base in fiscal 2003, due to higher projected sales and cost reduction initiatives. We're projecting our Geesink Norba Group operating income to be up 25.0% in fiscal 2004, solely due to cost reductions.

We expect corporate expenses to approximate $30.0 million in fiscal 2004, down from $31.8 million in fiscal 2003. This decrease reflects lower costs to implement requirements of the Sarbanes-Oxley Act, since most of that effort is behind us, and other cost reduction plans. We are projecting net interest costs to decrease to $6.5 million in fiscal 2004, reflecting the early repayment of the senior subordinated notes.

These estimates, assuming an effective tax rate of 36.5% and $2.2 million of equity in earnings of our leasing partnership, lead to a net income estimate of $88.2 million for fiscal 2004, up from our previous estimate of $77.3 million.

By quarter, we expect net income to approximate $17.0 million in quarter one, $20.0 million in quarter two, $27.1 million in quarter three and $24.1 million in quarter four. Assuming 36,000,000 average diluted shares outstanding for the year, these net income estimates would translate to earnings per share estimates of $0.48 in quarter one, $0.56 in quarter two, $0.75 in quarter three and $0.66 in quarter four. These quarterly earnings estimates reflect substantially higher earnings per share in the first half of fiscal 2004 and lower earnings in the fourth quarter.

In the first half of the year, we expect a strong mix of Family of Heavy Tactical Vehicle contract and international defense truck sales, and strong parts sales to contribute to higher earnings. In the second half of fiscal 2004, we have tough quarterly earnings


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comparisons, especially in the fourth quarter due to the MTVR margin adjustment in the fourth quarter of fiscal 2003. We also have declining MTVR sales in the second half of fiscal 2004. Now, if the U.S. Marine Corps funds the wrecker modification, or if there is a stronger than expected economic recovery, that could contribute to higher earnings growth in the second half of fiscal 2004.

Of course, there are downsides to every estimate. The launch of the Revolution drum could be delayed or encounter difficulties. The economy could enter a double dip recession. Upsides to these estimates primarily involve the opportunity to improve MTVR margins, U.S. Marine Corps funding of the wrecker modification, a better than expected launch of the Revolution drum, new requirements arising from the conflicts in Iraq and Afghanistan and a stronger economic recovery than expected. Please review our Form 8-K filed today for other potential risk factors.

From a financial position standpoint, assuming no acquisitions, we estimate that debt will fluctuate with seasonal working capital demands as follows:

    December 31, 2003                   $75.0 million
    March 31, 2004                      $80.0 million
    June 30, 2004                       $50.0 million
    September 30, 2004                  $20.0 million

We expect capital spending to approximate $30 million in fiscal 2004, much of which will continue to support the continued rollout of the Revolution(TM) composite mixer drum.

Now, Bob will close our prepared remarks.


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Bob:

Closing

We believe that the only route to the Company's success is providing customers with the products they need to be successful in their demanding, severe-duty work environments. Oshkosh's strong fiscal 2003 results represent the combined effort of 6,000 people to deliver the types of products, innovations and service that customers demand. We not only provided better than anticipated financial performance this year, but also invested heavily in continuing to build the business. Our new product development program was particularly noteworthy, and we expect to see the impact of some of those introductions in the new fiscal year. Based on the strength of these product innovations and a modest economic recovery, fiscal 2004 holds significant potential.

Operator, please begin the question and answer period.



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